Exhibit 4.49

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into on February 26, 2017 by and among:

1.                  Ding Zuyu

ID No.:

2.                  Ma Weijie

ID No.:

(Ding Zuyu and Ma Weijie are hereinafter referred to individually and collectively as “Original Shareholders”.)

3.                  Beijing Maiteng Fengshun Science and Technology Co., Ltd. (hereinafter referred to as “WFOE”)

Registered Address: Room 811, 58 Bei Si Huan West Road, Haidian District, Beijing

4.                  Beijing Jiajujiu E-Commerce Co., Ltd. (hereinafter referred to as “Company”)

Registered Address: Room 803, Floor 8, Building 5, Guangqu Jiayuan, Dongcheng District, Beijing

(All the parties above are hereinafter referred to as the Parties collectively, and a Party individually.)

Whereas:

1. The Parties entered into the following agreements (collectively, “Transaction Agreements”):

(1)             On February 1, 2014, Original Shareholders and WFOE entered into a Loan Agreement (hereinafter referred to as “Original Loan Agreement”), whereupon WFOE provided a loan with principal of RMB four million five hundred thousand (4,500,000) to Ma Weijie, and a loan with principal of RMB ten million five hundred thousand (10,500,000) to Ding Zuyu;

(2)             On April 1, 2012, Original Shareholders and WFOE entered into an Exclusive Call Option Agreement;

(3)             On April 1, 2012, Original Shareholders and WFOE entered into a Shareholder Voting Rights Proxy Agreement;

(4)             On April 1, 2012, Original Shareholders and WFOE entered into an Equity Pledge Agreement;

2. On February 26, 2017, Original Shareholders, Ma Weijie and He Yinyu (hereinafter referred to collectively as “New Shareholders”) entered into an Equity Transfer Agreement (“Equity Transfer Agreement”), whereupon Ding Zuyu agrees to transfer to He Yinyu the 70% equity he holds in the Company (“Equity Transfer”). The Equity Transfer will take effect upon the completion of closing the equity purchase under the Equity Transfer Agreement; the Parties have reviewed the text of the Equity Transfer Agreement.

3. On February 26, 2017, New Shareholders and WFOE entered into a Loan Agreement (hereinafter referred to as “New Loan Agreement”), whereupon WFOE provided a loan with principal of RMB four million five hundred thousand (4,500,000) to Ma Weijie, and a loan with principal of RMB ten million five hundred thousand (10,500,000) to He Yinyu;

4. For the purpose of the Equity Transfer, the Parties are willing to terminate the Transaction Agreements.

Now, through amicable negotiation, the Parties agree to each other as follows:

1. Agreement on the Equity Transfer

The Parties now confirm and agree that Ding Zuyu transfer the 70% equity he holds in the Company to He Yinyu according to the Equity Transfer Agreement.

2. Terminating the Transaction Agreements

The Parties hereby acknowledge and agree that contemporaneously with the satisfaction of the conditions as set out in Article 3, each of the Transaction Agreements shall be rescinded. Upon the termination of the Transaction Agreements in accordance with the terms hereof, No Party shall be entitled to any rights thereunder, nor be bound by any obligations thereunder (whether existing or potential in nature); Provided That:

(1)             Ding Zuyu shall repay the WFOE all loans made by the WFOE under the Original Loan Agreement no later than 15 days as from receiving the purchase price for the Equity Transfer paid by He Yinyu under the Equity Transfer Agreement, or, to the extent permitted under PRC laws, repay such loans to the WFOE in a manner as stipulated or otherwise agreed between the WFOE and Original Shareholders.

(2)             Weijie Ma shall, contemporaneously with the receipt of the loan in amount of RMB four million five hundred thousand (4,500,000) as paid by WFOE under the New Loan Agreement, repay all loans provided by WFOE under the Original Loan Agreement, or, to the extent permitted by PRC laws, handle such loan of RMB Eight Million in a manner as stipulated or otherwise agreed between the WFOE and Original Shareholders.

3.  Conditions Precedent to terminating the Transaction Agreements

The termination of the Transaction Agreements shall be conditional upon:

(1)              duly execution of this Termination Agreement by the Parties; and

(2)              consummation and coming into force of the Equity Transfer.

4.  Further acknowledgement and assurance

The Parties agree and covenant to take all the actions necessary to give effect to the termination of the Transaction Agreements pursuant to this Termination Agreement.

5.  Miscellaneous

5.1    PRC laws shall govern this Agreement. Any disputes arising out of or relating to this Agreement shall be solved through amicable negotiation between the Parties. If the Parties fail to reach an agreement within 30 days from the date when such disputes arise, the same shall be submitted to China International Economic and Trade Arbitration Commission Shanghai branch for arbitration in Shanghai according to the arbitration rules of the Commission. The arbitration award will be final, and binding upon the Parties.

5.2    This agreement takes effect as from the date as duly executed by the Parties.

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[Signature Page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day first above written.

Ma Weijie

Signature:	/s/Ma Weijie

Ding Zuyu

Signature:	/s/Ding Zuyu

Beijing Maiteng Fengshun Science and Technology Co., Ltd.
(Seal)

Signature:	/seal/
Name:
Position:

Beijing Jiajujiu E-Commerce Co., Ltd.
(Seal)

Signature:	/seal/
Name:
Position: